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                           Exhibit 99 - Press Release


                                          6113 Lemmon , Dallas, Texas 75209
                                          Tel 214.956.4511 - Fax 214.956.4239
NEWS RELEASE       [HAGGAR LOGO]          Contact:  David Tehle
                                                    Executive Vice President and
                                                    Chief Financial Officer



FOR IMMEDIATE RELEASE

                        HAGGAR MEETS SECOND QUARTER 2001
                        EARNINGS PER SHARE EXPECTATIONS

     DALLAS, TX (April 24, 2001) -- Haggar Corp. (NASDAQ-HGGR) announced second quarter and six months results for the period ending March 31, 2001.

     For the second quarter of fiscal 2001, before a one time reorganization charge, Haggar reported net sales of $115,791,000 and net income of $2,016,000, or $0.31 on a per share basis. This compares to the second quarter of 2000, in which the Company reported $117,068,000 in net sales and net income of $2,182,000, or $0.31 on a per share basis.

     For the six months ended March 31, 2001, before the reorganization charge, Haggar reported net income of $1,870,000 on net sales of $215,647,000, compared to net income of $2,739,000 on net sales of $215,750,000 during the same period in 2000. Earnings for the first six months of fiscal 2001 before the charge were $0.29 on a per share basis, compared to earnings per share of $0.39 in 2000.

     David Tehle, Executive Vice President and Chief Financial Officer, noted, "As previously announced, the $20,800,000, or $14,300,000 after tax, charge was booked in the quarter ending March 31, 2001, primarily for the reorganization of our manufacturing operations. The charge for this reorganization relates to severance benefits for the associates, facilities and equipment writedowns, and related legal charges. As a result of the reorganization charge, Haggar is reporting for the quarter just ended an after tax loss of $12,284,000, or a loss of $1.89 per share, and for the six months just ended a loss of $12,430,000, or a loss of $1.91 per share. The future impact of the reorganization on the Company will be a yearly pre-tax cost savings of $3 to $5 million depending on the mix of our products and sourcing efforts going forward. The impact of these savings is not planned to take effect until fiscal 2002, with the majority of the savings being re-invested in the Haggar brand. Additionally, this now eliminates all domestic sewing operations for our Company."

     J. M. Haggar, III, the Company's Chairman and Chief Executive Officer, stated, "The environment at retail is very tough right now as evidenced by our top line sales being flat to last year for the first six months of fiscal 2001. Our EPS performance for the current quarter met our street expectations. Our solid operational management and cost control, as demonstrated by our SG&A percentage falling two points from last year, have benefited our bottom line."



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     Frank Bracken, President and COO, added, "We continue to grow and diversify our business. For example, we signed a license agreement last quarter with Claiborne to manufacture and market Claiborne-Registered Trademark- branded casual and dress pants to the marketplace. The launch will take place in the fourth quarter of fiscal 2001."

     The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in such statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company's business, labor relations, governmental regulations, unexpected judicial decisions, and inflation. In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year. Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

     Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. (NASDAQ-HGGR), is a leading marketer of men's casual and dress apparel and women's sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. Haggar also holds exclusive licenses in the United States to use the Claiborne-Registered Trademark- trademark and in the United States and Canada to use the DKNY-Registered Trademark- trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.